Exhibit 4.32 Execution Version BANK OF AMERICA, N.A. One Bryant Park New York, New York 10036 JEFFERIES FINANCE LLC 520 Madison Avenue New York, New York 10022 HSBC CONTINENTAL EUROPE 38 Avenue Kléber 75116 Paris WELLS FARGO BANK, NATIONAL ASSOCIATION WELLS FARGO SECURITIES, LLC 550 South Tryon St. Charlotte, North Carolina 28202 PNC BANK, NATIONAL ASSOCIATION PNC CAPITAL MARKETS LLC 225 Fifth Avenue Pittsburg, Pennsylvania 15222 THE TORONTO- DOMINION BANK, NEW YORK BRANCH TD SECURITIES (USA) LLC 1 Vanderbilt Avenue New York, New York 10017 TRUIST BANK TRUIST SECURITIES, INC. 3333 Peachtree Road Atlanta, Georgia 30326 U.S. BANK NATIONAL ASSOCIATION 214 N Tryon Street, 26th Floor Charlotte, North Carolina 25202 SUMITOMO MITSUI BANKING CORPORATION 277 Park Avenue New York, New York 10172 CONFIDENTIAL April 30, 2025 JH North America Holdings Inc. 303 E Wacker Dr. Chicago, Illinois 60601 Attention: Aaron Erter, President Project Montana Amended and Restated Commitment Letter Ladies and Gentlemen: Reference is hereby made to that certain Commitment Letter (together with all exhibits, annexes and other attachments thereto, the “Original Commitment Letter”), dated as of March 23, 2025 (the “Original Signing Date”), by and among Bank of America, N.A. (“Bank of America”), Jefferies Finance LLC (“Jefferies” and, together with Bank of America, in their respective capacities as parties to the Original Commitment Letter, the “Original Commitment Parties”), and JH North America Holdings Inc. (“you” or the “Borrower”), a Delaware corporation and an indirect wholly-owned subsidiary of Juno Parent (as defined in the Term Sheet referred to below). Each of the Original Commitment Parties and you agree that the Original Commitment Letter shall be amended and restated and thereby superseded in its entirety by this Commitment Letter (as defined below), and such Original Commitment Letter shall be of no further force and effect; provided that, notwithstanding anything to the contrary herein, the Original Commitment Parties shall be entitled to the benefits of Section 4 and Section 6 hereof as if they were in effect as of the Original Signing Date. You have advised Bank of America, Jefferies, HSBC Continental Europe (“HSBC”), Wells Fargo Bank, National Association (“Wells Fargo Bank”), Wells Fargo Securities, LLC (“Wells Fargo Securities” and, together with Wells Fargo Bank, “Wells Fargo”), PNC Bank, National Association (“PNC Bank”), PNC Capital Markets LLC (“PNCCM” and, together with PNCCM, “PNC”), The Toronto-Dominion Bank, New York Branch (“TD Bank”), TD Securities (USA) LLC (“TD Securities” and together with TD Bank, “TD”), Truist Bank (“Truist Bank”), Truist Securities, Inc. (“Truist Securities” and, together with Truist Bank, “Truist”), U.S. Bank National Association (“US Bank”), and Sumitomo Mitsui

2 Banking Corporation (“SMBC” and, together with Bank of America, Jefferies, HSBC, Wells Fargo, PNC, TD, Truist and US Bank, the “Commitment Parties”, “we”, or “us”), in connection with the transaction identified to us as “Project Montana,” that Juno Merger Sub Inc., a Delaware corporation and a direct or indirect wholly-owned subsidiary of the Borrower, or another wholly-owned subsidiary of the Borrower (any such subsidiary, “Merger Sub”), intends to merge with and into The AZEK Company Inc., a Delaware corporation (the “Target”), with the Target surviving (the “Merger”), and to consummate the other Transactions (as defined in the Term Sheet). In connection therewith, the Borrower intends to obtain a 364-day senior unsecured bridge term loan credit facility (the “Bridge Facility”) in an aggregate principal amount of $4.3 billion. The date of consummation of the Merger and the other Transactions is referred to herein as the “Closing Date”. All capitalized terms used and not otherwise defined herein shall have the same meanings as specified therefor in the Exhibits attached hereto. All references to “dollars” or “$” in this Commitment Letter are references to United States dollars. 1. Commitments. In connection with the foregoing, (a) each of Bank of America, Jefferies, HSBC, Wells Fargo Bank, PNC Bank, TD Bank, Truist Bank, US Bank and SMBC is pleased to advise you of its several but not joint commitment to provide 42.00%, 21.00%, 8.75%, 7.00%, 4.50%, 4.50%, 4.50%, 4.50% and 3.25% respectively, of the Bridge Facility (in such capacities, the “Initial Lenders”), (b) Bank of America is pleased to advise you of its willingness to act as the sole and exclusive administrative agent (in such capacity, the “Administrative Agent”) for the Bridge Facility and (c) each of Bank of America, Jefferies, HSBC and Wells Fargo Securities (or, in each case, its respective designated affiliate) is pleased to advise you of its willingness, and you hereby engage each of Bank of America, Jefferies, HSBC and Wells Fargo Securities (or such affiliate), to act as joint lead arrangers and joint bookrunning managers for the Bridge Facility, and each of PNCCM, TD Securities, Truist Securities, US Bank and SMBC (or, in each case, its respective designated affiliate) is pleased to advise you of its willingness, and you hereby engage PNCCM, TD Securities, Truist Securities, US Bank and SMBC (or such affiliate), to act as a joint lead arranger for the Bridge Facility (Bank of America, Jefferies, HSBC, Wells Fargo Securities, PNCCM, TD Securities, Truist Securities, US Bank and SMBC, in such capacities, the “Lead Arrangers”), and in connection therewith to form a syndicate of lenders for the Bridge Facility, but excluding Disqualified Lenders (as defined below) (collectively, the “Lenders”), including each of Bank of America, Jefferies, HSBC, Wells Fargo Bank, PNC Bank, TD Bank, Truist Bank, US Bank and SMBC, in consultation with you (and subject to your approval and consent, as applicable, as provided in this Commitment Letter) and otherwise subject to the provisions of this Commitment Letter, in each case upon and subject to the terms set forth in this letter agreement and Exhibit A hereto, and subject solely to the conditions set forth in Exhibit B hereto (the “Conditions Exhibit”, and together with Exhibit A, the “Term Sheet” and, the Term Sheet, together with this amended and restated commitment letter, as amended, restated, supplemented or otherwise modified from time to time, this “Commitment Letter”). You further agree that no other titles will be awarded and no compensation (other than that expressly contemplated by this Commitment Letter and the Fee Letter (as hereinafter defined)) will be paid to any Lender in order to obtain its commitment to participate in the Bridge Facility unless you and we shall so agree. It is understood and agreed that (x) Bank of America (or its designated affiliate) will have “left” placement on all marketing materials or other documentation relating to the Bridge Facility, and will perform the duties and exercise the authority customarily performed and exercised in such role, and (y) Jefferies (or its designated affiliate) will appear immediately to the right of Bank of America (or its designated affiliate) on all marketing materials or other documentation relating to the Bridge Facility, and will perform the duties and exercise the authority customarily performed and exercised in such role. 2. [Reserved].

3 3. Information Requirements. You hereby represent and warrant (but the accuracy of which representation and warranty shall not be a condition to the commitments hereunder, the effectiveness of the definitive documentation with respect to the Bridge Facility that is consistent with this Commitment Letter and the Fee Letter (the “Credit Documentation”), the availability of the Bridge Facility on the Closing Date, or to the funding of the Bridge Facility on the Closing Date), and, prior to the Closing Date, with respect to the Target, and its businesses and assets, to your knowledge, that (a) all written factual information (other than (i) financial projections, the model, pro forma information, estimates, forecasts, and other forward-looking information (collectively, “Projections”) and (ii) information of a general economic or industry nature and all third party memo or reports furnished to us, (such non-excluded items, the “Information”)) that has been or is hereafter made available to us by you or on behalf of you by any of your representatives (and as supplemented from time to time as provided in the next sentence and together with your Annual Report on Form 20-F for the fiscal year ended March 31, 2024 and all subsequent Annual Reports on Form 20-F, Form 10-K, Quarterly Reports on Form 10-Q or Current Reports on Form 8-K or Form 6-K filed by you with the SEC prior to the Closing Date (in each case, other than any portion thereof under the heading “Risk Factors”, “Cautionary Forward-Looking Statements” and any similar cautionary disclosure or disclaimers)) in connection with the Transactions, taken as a whole, is and will be (as of the date made available, as supplemented from time to time as provided herein) correct in all material respects and does not and will not (as of the date made available, as supplemented or otherwise updated from time to time as provided herein), taken as a whole, contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein, when taken as a whole, not materially misleading in light of the circumstances under which such statements were made and (b) all written financial Projections concerning the Borrower, the Target and your and its respective subsidiaries (solely to the extent such Projections in respect of the Target and its subsidiaries have been made by the Borrower), that have been or are hereafter made available to us by you or on behalf of you by any of your representatives have been or will be prepared in good faith based upon assumptions believed by you to be reasonable at the time made; it being understood that the Projections are subject to significant uncertainties and contingencies, many of which are beyond your control, the Projections, by their nature, are inherently uncertain and no assurances are being given that the results reflected in the Projections will be achieved and actual results may differ from the Projections and such differences may be material. You agree that if at any time prior to the Closing Date (or, if earlier, the date on which the commitments in respect of the Bridge Facility are terminated pursuant to clauses (a), (c) or (d) of the definition of “Termination Date”), any of the representations in the preceding sentence would be incorrect in any material respect if the Information and Projections were being furnished, and such representations were being made, at such time, then you will promptly supplement or cause to be supplemented (or, with respect to Information and Projections with respect to the Target and its subsidiaries, subject to any limitation on your rights set forth in the Merger Agreement and subject to the provisions and restrictions under applicable law, use your commercially reasonable efforts to promptly supplement), the Information and Projections so that such representations contained in this paragraph are correct in all material respects under those circumstances (or, in the case of any Information or Projections with respect to the Target and its subsidiaries and their respective businesses, are correct in all material respects to your knowledge). In issuing this commitment and in arranging and syndicating the Bridge Facility, the Commitment Parties are and will be using and relying on the Information and Projections, if any, without independent verification thereof. You acknowledge that (a) the Lead Arrangers on your behalf will make available information memorandum and/or a lender presentation with respect to the Bridge Facility, in each case, in form and substance customary for transactions of this type and otherwise reasonably requested by us to be used in connection with the syndication of the Bridge Facility (each, an “Information Memorandum”) (collectively with the Term Sheet and any additional summary of terms prepared by the Lead Arrangers and approved by you for distribution to prospective Lenders (other than Disqualified Lenders), the “Information Materials”) to the proposed syndicate of Lenders by posting the Information Materials on

4 IntraLinks, SyndTrak or another similar electronic system and (b) certain prospective Lenders (such Lenders, “Public Lenders”; all other Lenders, “Private Lenders”) may have personnel that do not wish to receive material non-public information (within the meaning of the United States federal securities laws, “MNPI”) with respect to the Borrower, the Target, your and its respective affiliates or any other entity, or the respective securities of the foregoing, and who may be engaged in investment and other market- related activities with respect to such entities’ securities. If we reasonably request, you will use your commercially reasonable efforts to assist us in preparing (and, to the extent practical and appropriate and not in contravention of (and consistent with) the Merger Agreement and subject to the provisions and restrictions under applicable law, use commercially reasonable efforts to cause the Target to assist us in preparing) an additional version of the Information Materials not containing MNPI (the “Public Information Materials”) to be distributed to prospective Public Lenders. Before distribution of any Information Materials (a) to prospective Private Lenders, you (or the Target) shall provide us with a customary letter authorizing the dissemination of the Information Materials and (b) to prospective Public Lenders, you (or the Target) shall provide us with a customary letter consistent with the terms of this Commitment Letter authorizing the dissemination of the Public Information Materials, and customarily representing as to the absence of MNPI therein and, in each case for clauses (a) and (b), containing a “10b-5” representation with respect to the information set forth therein consistent with the first sentence of Section 3 (which, for the avoidance of doubt, shall not be qualified by knowledge of the Borrower), and in each case exculpating us and our affiliates, the Target and its affiliates and you and your affiliates from any liability related to the use of the contents of the Information Materials by the recipients thereof. In addition, at our reasonable request, you agree to use commercially reasonable efforts to identify Public Information Materials by clearly and conspicuously marking the same as “PUBLIC” (it being understood that you shall not be under any obligation to mark any particular portion of the information as “PUBLIC”). All Information and Information Materials not specifically identified as “PUBLIC” shall be deemed suitable only for posting to Private Lenders. You agree that the Lead Arrangers on your behalf may distribute the following documents to all prospective Lenders, except to the extent you advise the Lead Arrangers in writing (including by email) within a reasonable time prior to their intended distributions that such material should only be distributed to prospective Private Lenders and provided that you and your counsel shall have been given a reasonable opportunity to review and comment on such documents: (a) administrative materials for prospective Lenders such as lender meeting invitations and funding and closing memoranda, (b) notifications of changes to the terms of the Bridge Facility and (c) other materials intended for prospective Lenders after the initial distribution of the Information Materials, including drafts and final versions of term sheets and definitive documents with respect to the Bridge Facility. If you advise us that any of the foregoing items should be distributed only to Private Lenders, then the Lead Arrangers will not distribute such materials to Public Lenders. 4. Fees and Indemnities. You agree to pay the fees set forth in the separate amended and restated fee letter, addressed to you and dated the date hereof, from Bank of America, Jefferies, HSBC, Wells Fargo, PNC, TD, Truist, US Bank and SMBC (as amended, restated, supplemented or otherwise modified from time to time, the “Fee Letter”), on the terms and subject to the conditions (including as to timing and amount) set forth therein. You agree that, once paid, the fees or any part thereof payable hereunder or under the Fee Letter shall not be refundable under any circumstances, regardless of whether the transactions or borrowings contemplated by this Commitment Letter are consummated, except as otherwise agreed in writing by you and us. All fees payable hereunder and under the Fee Letter shall be paid in immediately available funds in U.S. Dollars and shall not be subject to reduction by way of setoff or counterclaim or be otherwise affected by any claim or dispute related to any other matter. In addition, all fees payable to a recipient

5 thereof hereunder or under the Fee Letter shall be paid without deduction for any taxes, levies, imposts, duties, deductions, charges or withholdings imposed by any national, state or local taxing authority, or will be grossed up by you for such amounts; provided that no gross-up shall be payable to any such recipient in respect of (a) any taxes imposed on or measured by net income, franchise taxes or branch profits taxes imposed on such recipient, in each case, as a result of any present or former connection between such recipient and the jurisdiction imposing such tax (other than a connection arising as a result of such recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced, or that otherwise arises under the Fee Letter, this Commitment Letter and/or any of the transactions contemplated hereunder or thereunder), (b) any U.S. federal withholding tax imposed on amounts payable to or for the account of such recipient pursuant to applicable law in effect on the Original Signing Date, (c) without duplication, any tax resulting from the failure of such recipient to provide an IRS Form W-9 or applicable IRS Form W-8 that such recipient is legally entitled to provide and that would reduce or eliminate the requirement to withhold from payments hereunder, (d) any U.S. federal withholding tax imposed pursuant to Sections 1471 through 1474 of the Internal Revenue Code of 1986, as amended, as of the Original Signing Date (or any amended or successor version of such Sections that is substantively comparable and not materially more onerous to comply with) or any Treasury Regulations, other official administrative guidance or intergovernmental agreements implementing such Sections, and (e) any interest, additions to tax or penalties in respect of any tax described in clauses (a) through (d) above). You agree that (i) in no event shall any of Bank of America, Jefferies, HSBC, Wells Fargo, PNC, TD, Truist, US Bank and SMBC, their respective affiliates, and the officers, directors, employees, advisors, and agents of the foregoing (each, and including, without limitation Bank of America, Jefferies, HSBC, Wells Fargo, PNC, TD, Truist, US Bank and SMBC, an “Arranger-Related Person”) have any Liabilities (as defined below), on any theory of liability, for any special, indirect, consequential or punitive damages incurred by you, your affiliates or your or their respective equity holders arising out of, in connection with, or as a result of, the Transactions, this Commitment Letter, the Fee Letter (and, solely in the case of the Original Commitment Parties, the Original Commitment Letter and the Original Fee Letter (as defined in the Fee Letter)), the Bridge Facility, any other transaction, agreement or instrument contemplated hereby or thereby, or its activities related to the foregoing and (ii) no Arranger-Related Person shall have any Liabilities arising from, or be responsible for, the use by others of Information or other materials (including, without limitation, any personal data) obtained through electronic, telecommunications or other information transmission systems, including an Electronic Platform or otherwise via the internet; provided that, the foregoing shall not relieve you of any obligation you may have to indemnify an Indemnified Person (as defined below), as provided below, against any special, indirect, consequential or punitive damages asserted against such Indemnified Person by a third party. You agree, to the extent permitted by applicable law, to not assert any claims against any Arranger- Related Person with respect to any of the foregoing. It is also agreed that neither you nor the Target, or any of your or its affiliates shall be liable for any special, indirect, consequential or punitive damages in connection with the Transactions, this Commitment Letter, the Fee Letter (and, solely in the case of the Original Commitment Parties, the Original Commitment Letter and the Original Fee Letter), the Bridge Facility or any other transaction, agreement or instrument contemplated hereby or thereby, or in connection with your activities related to any of the foregoing (except to the extent you are otherwise required to indemnify an Indemnified Person in respect thereof pursuant to the terms of this paragraph, including to the extent such special, indirect, consequential or punitive damages are included in any third- party claim with respect to which the applicable indemnified person is otherwise entitled to indemnification). As used herein, the term “Liabilities” shall mean any losses, claims (including intraparty claims), demands, damages or liabilities of any kind and related expenses.

6 You agree (A) to (i) indemnify and hold harmless each of Bank of America, Jefferies, HSBC, Wells Fargo, PNC, TD, Truist, US Bank and SMBC, their respective affiliates, and the officers, directors, employees, advisors, and agents of the foregoing (each, and including, without limitation, Bank of America, Jefferies, HSBC, Wells Fargo, PNC, TD, Truist, US Bank and SMBC an “Indemnified Person”), from and against any and all Liabilities and related expenses to which any such Indemnified Person may become subject arising out of or in connection with this Commitment Letter (and, solely in the case of the Original Commitment Parties, the Original Commitment Letter), the Bridge Facility, the use of the proceeds thereof, any related transaction or the activities performed or the commitments or services furnished pursuant to this Commitment Letter (and, solely in the case of the Original Commitment Parties, the Original Commitment Letter) or the role of each of Bank of America, Jefferies, HSBC, Wells Fargo, PNC, TD, Truist, US Bank and SMBC in connection therewith or in connection with any actual or prospective claim, litigation, investigation, arbitration or administrative, judicial or regulatory action or proceeding in any jurisdiction relating to any of the foregoing (including in relation to enforcing the terms of the immediately preceding paragraph and this paragraph) (each, a “Proceeding”), regardless of whether or not any Indemnified Person is a party thereto and whether or not such Proceeding is brought by you, your equity holders, affiliates, creditors, the Target, or any other person and (ii) reimburse each Indemnified Person, within 15 days of a written demand therefor, together with reasonable backup documentation supporting such reimbursement request, for any reasonable and documented out-of-pocket legal or other expenses incurred in connection with investigating or defending any of the foregoing, regardless of whether or not in connection with any pending or threatened Proceeding to which any Indemnified Person is a party, in each case as such expenses are incurred or paid; provided that the foregoing indemnity will not, as to any Indemnified Person, apply to any Liabilities or related expenses to the extent they are found by a final, non-appealable judgment of a court of competent jurisdiction to (I) primarily result from (x) the willful misconduct, bad faith or gross negligence of such Indemnified Person or (y) a material breach of such Indemnified Person under this Commitment Letter or the Credit Documentation (and, solely in the case of the Original Commitment Parties, the Original Commitment Letter), or (II) have not resulted from an act or omission by you or any of your affiliates and have been brought by an Indemnified Person against any other Indemnified Person (other than any claims against either Bank of America, Jefferies, HSBC, Wells Fargo, PNC, TD, Truist, US Bank and SMBC in its capacities or in fulfilling its roles as an arranger or agent or any similar role hereunder); provided, further, that you will not, in connection with any one such action or proceeding or separate but substantially similar actions or proceedings arising out of the same general allegations, be liable for the fees and expenses of more than one separate firm of attorneys at any time for all Indemnified Persons except to the extent that (i) local counsel or special counsel, in addition to its regular counsel, is, in the good faith judgment of an indemnified person, required in order to effectively defend against such action or proceeding or (ii) more than one firm of attorneys is required due to an actual or potential conflict of interest, and (B) to reimburse us and our affiliates, within 15 days of a written demand therefor, together with reasonable backup documentation supporting such reimbursement request, for all reasonable and documented out-of-pocket expenses (including due diligence expenses and syndication expenses, and limited, as set forth in the second proviso to clause (A) above, in the case of fees, expenses, charges and disbursements of counsel) incurred in connection with the Bridge Facility and any related documentation (including this Commitment Letter, the Term Sheet, the Fee Letter and the Credit Documentation (including amendments, waivers or modifications thereto), the Original Commitment Letter and the Original Fee Letter). You acknowledge that we may receive a benefit, including without limitation, a discount, credit or other accommodation, from any of such counsel based on the fees such counsel may receive on account of their relationship with us including, without limitation, fees paid pursuant hereto. You shall not, without the prior written consent of an Indemnified Person (which consent shall not be unreasonably withheld, delayed or conditioned), effect any settlement of any pending or threatened Proceedings in respect of which indemnity could have been sought hereunder by such Indemnified Person

7 unless (a) such settlement includes an unconditional release of such Indemnified Person in form and substance reasonably satisfactory to such Indemnified Person from all liability on claims that are the subject matter of such Proceedings and (b) does not include any statement as to or any admission of fault, culpability or a failure to act by or on behalf of any Indemnified Person or any injunctive relief or other non-monetary remedy against such Indemnified Person. You shall not be liable for any settlement, compromise or consent to the entry of any judgment in any Proceeding (or expenses related thereto) effected without your written consent (which consent shall not be unreasonably withheld, delayed or conditioned), but if settled, compromised or consented to with your written consent, or if there is a final and non-appealable judgment by a court of competent jurisdiction in any such Proceeding, you agree to indemnify and hold harmless each Indemnified Person in the manner and to the extent set forth above. Each Indemnified Person shall be severally obligated to refund or return any and all amounts paid by you or any of your affiliates under this Section 4 to the extent such Indemnified Person is not entitled to payment of such amounts in accordance with the terms hereof (as determined by a court of competent jurisdiction in a final and non-appealable judgment). In addition, you have no obligation to reimburse any Indemnified Person for fees or expenses owed pursuant to clause (A) of the third paragraph of this Section 4 unless such Indemnified Person provides to you a written undertaking in which such Indemnified Person agrees to refund and return any and all amounts paid by you to such Indemnified Person to the extent any of the foregoing exceptions in clauses (I) or (II) of the third paragraph of this Section applies. 5. Conditions to Financing. Notwithstanding anything in this Commitment Letter, the Fee Letter, the Credit Documentation or any other letter agreement or other undertaking concerning the financing of the transactions contemplated hereby to the contrary: (a) the Initial Lenders’ commitments to enter into the Credit Documentation, to make available the Bridge Facility on the Closing Date, and to fund the Bridge Facility on the Closing Date, are subject only to the satisfaction (or waiver by the Lead Arrangers) of the conditions expressly set forth in the Conditions Exhibit, and upon satisfaction (or waiver by the Lead Arrangers) of such conditions, the full funding of the Bridge Facility on the Closing Date shall occur; it being understood and agreed that there are no other conditions (implied or otherwise) to the commitments hereunder or to the effectiveness, availability and funding of either of the Bridge Facility on or prior to the Closing Date (including, in each case, compliance with the terms of this Commitment Letter, the Fee Letter or the Credit Documentation); (b) (i) neither seeking or obtaining any ratings, nor the commencement or completion of syndication of the Bridge Facility, nor the completion of an Information Memorandum or other Information Materials or marketing materials, nor compliance with any other provision set forth in this Commitment Letter, and (ii) except as set forth in the Certain Funds Provision or the Conditions Exhibit, neither the making or accuracy of any representation and warranty set forth in this Commitment Letter or in any Credit Documentation, nor the delivery of any Information, Projections or any supplement or updates thereto, in the case of clauses (i) and (ii), shall constitute a condition to the commitments hereunder or (other than solely the conditions set forth in the Conditions Exhibit) to the effectiveness of the Credit Documentation, the availability of the Bridge Facility on the Closing Date, or to the funding of the Bridge Facility on the Closing Date, and the only financial statements and Projections that shall be required to be delivered as a condition to the effectiveness of the Credit Documentation and the availability of the Bridge Facility and the funding of the Bridge Facility on the Closing Date shall be those expressly described in paragraph (ii) of the Conditions Exhibit; (c) the only representations relating to the Target, its subsidiaries and its businesses the accuracy of which shall be a condition to the availability or full funding of the Bridge Facility on the Closing Date shall be the representations made by or with respect to the Target and its subsidiaries in the

8 Merger Agreement as are material to the interests of the Lenders (in their capacities as such), but only to the extent that you have (or an affiliate of yours has) the right (taking into account any notice and cure provisions) to terminate your (or its) obligations under the Merger Agreement, or to decline to consummate the Merger pursuant to the Merger Agreement, as a result of a breach of such representations in the Merger Agreement (the “Merger Agreement Representations”); (d) the only other representations the making and accuracy of which shall be a condition to availability or full funding of the Bridge Facility on the Closing Date shall be the Specified Representations (as hereinafter defined); and (e) the terms of the Credit Documentation and Closing Deliverables (as defined in the Conditions Exhibit) shall be in a form such that they do not impair the effectiveness of the Bridge Facility or the availability or full funding of the Bridge Facility on the Closing Date if the conditions expressly set forth in the Conditions Exhibit are satisfied (or waived by the Lead Arrangers). For purposes hereof, “Specified Representations” means the representations and warranties made in the Credit Documentation and set forth in the Term Sheet relating to corporate status of the Borrower and the Guarantors (as defined in the Term Sheet); corporate power and authority of the Borrower and the Guarantors to enter into the Credit Documentation as in effect on the Closing Date; due authorization, execution, delivery by the Borrower and the Guarantors and enforceability (subject to customary enforceability exceptions) against the Borrower and the Guarantors, of the Credit Documentation as in effect on the Closing Date; no conflicts of the Bridge Facility (limited to the execution, delivery and performance of the Credit Documentation in effect on the Closing Date and incurrence of the debt thereunder) with charter documents of the Borrower and the Guarantors or the Revolving Credit Agreement (as defined in the Term Sheet) and the Term Loan Credit Agreement (as defined in the Term Sheet) (in each case to the extent in effect at such time), or any other debt instrument evidencing debt for borrowed money of the Borrower and the Guarantors (other than intercompany debt) in an aggregate principal or committed (without duplication) amount outstanding of more than $100,000,000; Regulation U; solvency as of the Closing Date (after giving effect to the Transactions) of Juno Parent and its subsidiaries on a consolidated basis (solvency to be defined in a manner consistent with the manner in which solvency is determined in the solvency certificate to be delivered pursuant to Exhibit C); the Investment Company Act; use of proceeds of the Bridge Facility on the Closing Date not violating laws against sanctioned persons and not violating laws and regulations promulgated by FCPA, OFAC and other applicable anti-corruption and anti-money laundering laws and regulations; and there shall not exist any event of default under the Credit Documentation relating to (i) non-payment of amounts due under the Bridge Facility or (ii) bankruptcy or insolvency events in respect of the Borrower or any Guarantor. Notwithstanding anything in this Commitment Letter, the Fee Letter, the Credit Documentation or any other letter agreement or other undertaking concerning the financing of the transactions contemplated hereby to the contrary, if any of the Merger Agreement Representations made on the Closing Date are qualified or subject to “material adverse effect,” the definition of “Material Adverse Effect” in the Merger Agreement shall apply for the purposes of any representations and warranties required to be accurate, on or as of the Closing Date. This Section 5 shall be referred to as the “Certain Funds Provision”. 6. Confidentiality and Other Obligations. This Commitment Letter, the Fee Letter, the Original Commitment Letter and the Original Fee Letter, and the contents hereof and thereof, are confidential and may not be disclosed by you in whole or in part to any person or entity without our prior written consent except (a) to your directors, officers, employees, agents, attorneys, affiliates, auditors and advisors who are involved in the consideration of this matter, (b) as may be compelled in a judicial or

9 administrative proceeding or as otherwise required by any law, rule or regulation (in which case you agree to inform us thereof if permitted by applicable law), (c) with respect to this Commitment Letter and the Original Commitment Letter, but not the Fee Letter or the Original Fee Letter, in filings with the Securities and Exchange Commission (the “SEC”) and other applicable regulatory authorities and stock exchanges (including as pertaining to the Target), (d) the aggregate fee amounts contained in the Fee Letter or the Original Fee Letter to any rating agency, in connection with any Closing Date funds flow, and as part of projections (including the Projections), pro forma information or a generic disclosure of aggregate sources and uses related to the Bridge Facility to the extent customary or required in connection with the Transactions or in offering and marketing materials (including any prospectus or offering memorandum or similar document) for the Bridge Facility, any Senior Notes (or any debt securities issued in lieu of the Senior Notes), any Bank Financing (as defined below), any Excluded Debt (as defined in the Term Sheet), any equity securities or in any public release or filing relating to the Bridge Facility, any Senior Notes (or any debt securities issued in lieu of the Notes), any Bank Financing, any Excluded Debt or any equity securities, (e) the Term Sheet attached to this Commitment Letter to potential debt providers in coordination with us to obtain commitments to the Bridge Facility from such potential debt providers, (f) as may be compelled in a judicial or administrative proceeding or as otherwise required by any law, rule or regulation (in which case you agree to inform us thereof if permitted by applicable law), (g) to the extent any such information becomes publicly available other than by reason of disclosure by you, or your officers, agents, attorneys, affiliates, auditors and advisors in breach of this Commitment Letter without the use of any confidential information, (h) this Commitment Letter and the Original Commitment Letter may be disclosed to rating agencies in connection with obtaining a rating, (i) to the extent required in connection with any litigation or similar proceeding, and (j) this Commitment Letter, the Original Commitment Letter, the Fee Letter and the Original Fee Letter (in the case of the Fee Letter and the Original Fee Letter, redacted in a customary manner reasonably satisfactory to us, in respect of the amounts, percentages and basis points of fees set forth therein, including, without limitation any “market flex” provisions thereof) on a confidential basis to the Target, its subsidiaries and affiliates, and the officers, directors, employees and agents, accountants, attorneys and other professional advisors of each of the foregoing under this clause (j), in connection with the Transactions (provided that the Fee Letter, the Original Fee Letter, and the contents thereof, in unredacted form, may be disclosed (in a manner not otherwise in breach of this Commitment Letter) to the Target’s auditors for customary accounting purposes, including accounting for deferred financing costs). This paragraph shall terminate (x) as it relates to Commitment Letter but not as it relates to the Fee Letter on the first anniversary hereof, and (y) as it relates to the Original Commitment Letter but not as it relates to the Original Fee Letter, on the first anniversary of the Original Signing Date. No non-public information obtained by us or any of our respective affiliates from you or your representatives (including any information obtained by it or them based on a review of any books and records relating to the Borrower, the Target or any of your or its respective subsidiaries or affiliates) and none of this Commitment Letter, the Fee Letter, the Original Commitment Letter, or the Original Fee Letter or any of their terms or substance shall be disclosed, published or otherwise divulged, directly or indirectly, by us or any of our respective affiliates to any other person without your prior consent, and, rather, shall be treated confidentially, except that disclosure may be made (a) on a confidential “need to know” basis and solely in connection with the transactions contemplated hereby, to our respective affiliates and to our and our respective affiliates’ officers, directors, agents, attorneys, affiliates, auditors and advisors (collectively, “Representatives”) who are involved in the consideration of this matter and made aware of the confidential nature thereof and have been instructed to keep information of this type confidential in accordance with customary practices (provided that such Commitment Party shall be responsible for its Representatives’ compliance with this paragraph), (b) as may be compelled in a judicial or administrative proceeding or as otherwise required by any law, rule or regulation (in which case we agree to inform you thereof if permitted by applicable law), (c) to actual and prospective Lenders, hedge providers, insurance providers, participants or assignees (other than the Fee Letter and the Original Fee

10 Letter and other than to a Disqualified Lender), (d) to the extent requested or required by any state, federal or foreign authority or examiner regulating banks or banking, or regulatory or self-regulatory authority having jurisdiction over us or our affiliates (in which case we agree (except with respect to any audit or examination conducted by bank accountants or any self-regulatory authority or governmental or regulatory authority exercising examination or regulatory authority) to inform you promptly thereof if permitted by applicable law), (e) to the extent required in connection with any litigation or similar proceeding, (f) to the extent any such information becomes publicly available other than by reason of disclosure by us, or our officers, agents, attorneys, affiliates, auditors and advisors in breach of this Commitment Letter or other confidentiality obligations owed to you or your affiliates, or is independently developed by us without the use of any confidential information, (g) this Commitment Letter and the Original Commitment Letter may disclosed to rating agencies in connection with obtaining a rating, (h) to the extent applicable and reasonably necessary or advisable, for purposes of establishing a “due diligence” defense, (i) to the extent that such information is received by a Commitment Party from a third party that is not to such Commitment Party’s knowledge subject to confidentiality obligations to you, (j) to the extent that such information is independently developed by a Commitment Party, and (k) to market data collectors, similar service providers to the lending industry, and service providers to Bank of America, Jefferies, HSBC, Wells Fargo, PNC, TD, Truist, US Bank, SMBC and the Lenders in connection with the administration and management of the Bridge Facility; provided that such information is limited to the existence of this Commitment Letter and the Original Commitment Letter and generic information about the Bridge Facility; provided, further, that that the disclosure of any such information to any Lenders or prospective Lenders, participants or prospective participants or contractual counterparties, in each case referred to in clause (c) above shall be made subject to the acknowledgment and acceptance by such Lender or prospective Lender, participant or prospective participant or such counterparty that such information is being disseminated on a confidential basis (on substantially the terms set forth in this paragraph or as is otherwise reasonably acceptable to you and us, including, without limitation, as agreed in the Information Memorandum or other Information Materials) in accordance with our standard syndication processes or customary market standards for dissemination of such type of information. In no event shall any disclosure of information referred to above be made to any Disqualified Lender. Our obligations under this paragraph shall be superseded by the confidentiality provisions of the Bridge Facility upon the execution and effectiveness thereof, and otherwise shall terminate on the first anniversary of the date hereof. For purposes hereof, “Disqualified Lender” means (i) any person identified by you to the Original Commitment Parties in writing prior to the Original Signing Date (or, if after such date, that is reasonably acceptable to the Original Commitment Parties), (ii) any person that is a competitor of the Borrower, its subsidiaries or the Target or the Target’s subsidiaries, and any person controlling or controlled by any of the foregoing, in each case that is identified in writing by you to us from time to time prior to the Closing Date or to the Administrative Agent on or after the Closing Date, (iii) any affiliate (other than bona fide debt funds that purchase commercial loans in the ordinary course of business) of any person identified in clauses (i) or (ii) above that is (a) identified in writing by you from time to time or (b) clearly identifiable as an affiliate solely on the basis of the similarity of its name, or (iv) any natural person. For the avoidance of doubt, nothing herein prohibits any individual from communicating or disclosing information regarding suspected violations of laws, rules, or regulations to a governmental, regulatory, or self-regulatory authority without any notification to any person. You acknowledge that the Commitment Parties or their respective affiliates may be providing debt financing, equity capital or other services (including financial advisory services) to other companies in respect of which you may have conflicting interests regarding the transactions described herein and otherwise. We will not use confidential information obtained from you by virtue of the transactions contemplated by this Commitment Letter or its other relationships with you in connection with the performance by us of services for other companies, and we will not furnish any such information to other

11 companies. You also acknowledge that we have no obligation to use in connection with the transactions contemplated by this Commitment Letter, or to furnish to you, confidential information obtained from other companies. Subject to the second paragraph of this Section 6, you agree that in connection with the services and transactions contemplated hereby, the Commitment Parties are permitted to access, use and share with any of its bank or non-bank affiliates, agents, advisors (legal or otherwise) or representatives any information concerning the Borrower, the Target or any of your or its respective affiliates that is provided to a Commitment Party by or on behalf of you or any of your representatives. You agree that each of Bank of America, Jefferies, HSBC, Wells Fargo, PNC, TD, Truist, US Bank and SMBC will act under this Commitment Letter as an independent contractor and that nothing in this Commitment Letter will be deemed to create an advisory, fiduciary or (except as expressly provided in the Credit Documentation) agency relationship or fiduciary or other implied duty between us and you and your equity holders or your and their respective affiliates. You acknowledge and agree that (i) the transactions contemplated by this Commitment Letter are arm’s-length commercial transactions between us and, if applicable, our respective affiliates, on the one hand, and you, on the other, (ii) in connection therewith and with the process leading to such transaction we and, if applicable, our respective affiliates, are acting solely as a principal and have not been, are not and will not be acting as an advisor, agent or fiduciary of you, your management, equity holders, creditors, affiliates or any other person and (iii) we and, if applicable, our respective affiliates, have not assumed an advisory or fiduciary responsibility or any other obligation in favor of you or your affiliates with respect to the transactions contemplated hereby or the process leading thereto (irrespective of whether Bank of America, Jefferies, HSBC, Wells Fargo, PNC, TD, Truist, US Bank, SMBC or any of their respective affiliates has advised or is currently advising you or your affiliates on other matters) except the obligations expressly set forth in this Commitment Letter. You further acknowledge and agree that (i) you are responsible for making your own independent judgment with respect to such transactions and the process leading thereto, and (ii) you are capable of evaluating and understand and accept the terms, risks and conditions of the transactions contemplated hereby, and we shall have no responsibility or liability to you with respect thereto. You acknowledge that Bank of America currently is acting as administrative agent under the Term Loan Credit Agreement, that certain of the Commitment Parties (or their respective affiliates) are currently acting as lenders under the Revolving Credit Agreement and/or the Term Loan Credit Agreement, and that the Borrower’s and its affiliates’ rights and obligations under any other agreement with any such Commitment Party or any of its affiliates (including the Revolving Credit Agreement and the Term Loan Credit Agreement) that currently or hereafter may exist are, and shall be, separate and distinct from the rights and obligations of the parties pursuant to this Commitment Letter, and none of such rights and obligations under such other agreements shall be affected by such Commitment Party’s performance or lack of performance of services hereunder. In addition, please note that each of Bank of America (and/or one of its affiliates) and Jefferies (and/or one of its affiliates) has been retained as a buy-side financial advisor (each in such capacity, a “Financial Advisor”) in connection with the Merger. Each party hereto agrees to such retention, and further agree not to assert any claim it might allege based on any actual or potential conflicts of interest that might be asserted to arise or result primarily from, on the one hand, the engagement of the Financial Advisors, and on the other hand, our and our affiliates’ relationships with you as described and referred to herein. Each of the Commitment Parties party hereto acknowledges (i) the retention of the Financial Advisors and (ii) that such relationship does not create any fiduciary duties or fiduciary responsibilities to such Commitment Party on the part of any Financial Advisor or its affiliates. You further acknowledge that each of Bank of America, Jefferies, HSBC, Wells Fargo, PNC, TD, Truist, US Bank and SMBC and their respective affiliates are a full-service securities or banking firm engaged in securities trading and brokerage activities as well as providing investment banking and other financial services. In the ordinary course of business, we may provide investment banking and other financial services to, and/or acquire, hold or sell, for our own accounts and the accounts of customers, equity, debt

12 and other securities and financial instruments (including bank loans and other obligations) of, you and other companies with which you may have commercial or other relationships. With respect to any securities and/or financial instruments so held by us or any of our customers, all rights in respect of such securities and financial instruments, including any voting rights, will be exercised by the holder of the rights, in its sole discretion. We hereby notify the Borrower that pursuant to the requirements of the USA Patriot Act, Title III of Pub. L. 107-56 (signed into law October 26, 2001) (the “Patriot Act”) and 31 C.F.R. § 1010.230 (the “Beneficial Ownership Regulation”), we and our respective affiliates are required to obtain, verify and record information that identifies the Borrower and the Guarantors, which information includes the name, address, tax identification number and other information regarding the Borrower and the Guarantors that will allow us to identify the Borrower and the Guarantors in accordance with the Patriot Act. This notice is given in accordance with the requirements of the Patriot Act and the Beneficial Ownership Regulation and is effective for us and each of our respective affiliates. 7. Survival of Obligations. The provisions of Sections 3, 4 (if applicable in accordance with the terms hereof and the Fee Letter), 6, 8 and 9 shall remain in full force and effect regardless of whether any Credit Documentation shall be executed and delivered and notwithstanding the termination of this Commitment Letter or any commitment or undertaking of the Commitment Parties hereunder, except that the provisions of Section 3 shall not survive if the commitments and undertakings of the Commitment Parties are terminated prior to the effectiveness of the Bridge Facility; provided that if the Credit Documentation becomes effective, the reimbursement, indemnification, choice of law, and waiver of jury trial provisions contained herein shall be superseded by the corresponding provisions of the Credit Documentation. 8. Bank Financing. You also agree to retain each of (1) Bank of America, Jefferies, HSBC and Wells Fargo Securities (or, in each case, its respective designated affiliate), as joint lead arrangers and joint bookrunning managers, (2) PNCCM, TD Securities, Truist Securities, US Bank and SMBC (or, in each case, its respective designated affiliate) as joint lead arrangers (Bank of America, Jefferies, HSBC, Wells Fargo Securities, PNCCM, TD Securities, Truist Securities, US Bank and SMBC, in such capacities, the “Bank Lead Arrangers”) and (3) Jefferies, HSBC, Wells Fargo Securities, PNCCM, TD Securities, Truist Bank, US Bank and SMBC (or, in each case, its respective designated affiliate), as co- syndication agents, in each case, in respect of any credit facility or other bank borrowings or commitments to be entered into by the Borrower or its affiliates (x) (i) to finance the Transactions or (ii) to refinance or replace the Bridge Facility (or the commitments thereunder) or any other interim financing (or the commitments thereunder) for the Transactions (including to replace or replenish cash of the Borrower or its subsidiaries or drawings under a revolving credit facility (including the Revolving Credit Agreement, in each case, used to consummate the Transactions); provided that the purpose of any credit facility or bank borrowing shall be determined in good faith by you, and, if requested by us, evidenced by an officer’s certificate, and (y) (i) to finance, in lieu of the Merger, any similar transaction in which you or any of your affiliates acquires, directly or indirectly, all or substantially all of the capital stock or assets of the Target, whether effected through a purchase of stock, assets or a combination thereof or (ii) to refinance any interim financing (or the commitments thereunder) in connection therewith (including to replace or replenish cash of the Borrower or its subsidiaries or drawings under a revolving credit facility (including the Revolving Credit Agreement)); provided that the purpose of any credit facility or bank borrowing shall be determined in good faith by you, and, if requested by us, evidenced by an officer’s certificate (the financings described in clauses (x) and (y), each a “Bank Financing”). As consideration for the Bank Lead Arrangers’ services with respect to any Bank Financing, you shall pay or shall cause to be paid to the Bank Lead Arrangers, for their own accounts, aggregate arrangement fees (collectively, the “Arrangement Fees”), in such amounts as set forth in the Fee Letter.

13 The Arrangement Fees will be payable in full on the date of, and subject to the occurrence of, each funding under the applicable Bank Financing, and shall be initially allocated and payable 42.00% to Bank of America (or its respective designated affiliate), 21.00% to Jefferies (or its respective designated affiliate), 8.75% to HSBC (or its respective designated affiliate), 7.00% to Wells Fargo (or its respective designated affiliate), 4.50% to PNC (or its respective designated affiliate), 4.50% to TD (or its respective designated affiliate), 4.50% to Truist (or its respective designated affiliate), 4.50% to US Bank (or its respective designated affiliate) and 3.25% to SMBC (or its respective designated affiliate); provided, that (i) Bank of America (or its designated affiliate) will have “left” placement on all marketing materials or other documentation relating to each Bank Financing, and will perform the duties and exercise the authority customarily performed and exercised in such role, and (ii) Jefferies (or its designated affiliate) will appear immediately to the right of Bank of America (or its designated affiliate) on all marketing materials or other documentation relating to each Bank Financing, and will perform the duties and exercise the authority customarily performed and exercised in such role. You further agree that no other titles will be awarded in connection with any Bank Financing unless you and the Bank Lead Arrangers shall so agree. If (x) during the term of this Commitment Letter, or (y) within one year following the earlier of the termination of this Commitment Letter and the Closing Date, (a) the Merger is consummated without any loans being made under the Bridge Facility or any other interim financing, or (b) the Merger is consummated with any loans being made under the Bridge Facility or any other interim financing, and the Bridge Facility or such interim financing is subsequently repaid in full and, in each case, you or any of your affiliates consummates a Bank Financing in which one or more of the Bank Lead Arrangers or its designated affiliate was not offered a bona fide opportunity to act as a lead arranger and/or bookrunning manager with respect to such Bank Financing, as applicable, in accordance with (and with the compensatory economics consistent with those set forth in) this Commitment Letter, then, unless (i) such Bank Lead Arranger (in its capacity as a Commitment Party hereunder) has breached its obligations to provide (including by terminating the Commitment Letter prior to its stated termination date), on the terms and conditions contemplated by this Commitment Letter, the Bridge Facility, or (ii) such Initial Lender has declined or failed to provide all or any portion of the Bridge Facility, on the terms and conditions set forth in this Commitment Letter, you will be deemed to be in breach of this Commitment Letter and each Bank Lead Arranger which did not act as described herein with respect to such Bank Financing will be entitled to liquidated damages from you in an amount equal to, in the case of a revolving credit facility Bank Financing or a term loan A Bank Financing, 100%, and, in the case of any other Bank Financing, 50%, in each case, of the Arrangement Fee with respect to such Bank Financing as if such Bank Lead Arranger or Bank Lead Arrangers, as applicable, had acted in such capacities during the term of this Commitment Letter, payable no later than the date that is one (1) business day after the date that such Bank Financing is consummated; provided, however, that (a) neither Bank Lead Arranger (and, if applicable, its designated affiliate) shall be entitled to a fee or liquidated damages pursuant to this paragraph if it elected not to participate in such Bank Financing (in which event, no breach of this Commitment Letter by you will be deemed to have occurred in respect thereof) and (b) such liquidated damages will be such Bank Lead Arranger’s exclusive remedy with respect to such breach. The parties hereto mutually acknowledge and agree that the liquidated damages in this paragraph are reasonable in relation to the services contemplated of the Bank Lead Arrangers in this Commitment Letter. The payment to the Bank Lead Arrangers of the full amount due and payable under this paragraph, if any, shall discharge you from your obligations (other than your confidentiality obligations) under this Section 8. Notwithstanding anything in this Commitment Letter or the Fee Letter to the contrary, it is the intention of the parties hereto that, to the extent any Bank Financing (for which the Bank Lead Arrangers are engaged in accordance with this Section 8) is required (in light of market circumstances prevailing at the relevant time) to be secured by assets of the obligors thereunder, such collateral security will be limited to

14 U.S. law-governed pledges of equity interests (subject to customary exceptions and limitations); provided that, for the avoidance of doubt and despite the foregoing intention, the rights and obligations of the parties hereto shall not be impacted or altered in any way if any such Bank Financing is secured by additional assets of the obligors thereunder as a result of market circumstances prevailing at the relevant time. 9. Miscellaneous. This Commitment Letter and the Fee Letter may be executed in multiple counterparts and by different parties hereto in separate counterparts, all of which, taken together, shall constitute an original. This Commitment Letter and the Fee Letter may be in the form of an Electronic Record (as defined herein) and may be executed using Electronic Signatures (as defined herein) (including, without limitation, facsimile and .pdf) and shall be considered an original, and shall have the same legal effect, validity and enforceability as a paper record. For the avoidance of doubt, the authorization under this paragraph may include, without limitation, use or acceptance by us of a manually signed paper communication which has been converted into electronic form (such as scanned into .pdf format), or an electronically signed communication converted into another format, for transmission, delivery and/or retention. Notwithstanding anything contained herein to the contrary, we are under no obligation to accept an Electronic Signature in any form or in any format unless expressly agreed to by us pursuant to procedures approved by us; provided, further, that, without limiting the foregoing, (a) to the extent we have agreed to accept such Electronic Signature, we shall be entitled to rely on any such Electronic Signature purportedly given by or on behalf of the Borrower without further verification and (b) upon the request of us, any Electronic Signature shall be promptly followed by a manually executed, original counterpart. “Electronic Record” and “Electronic Signature” shall have the meanings assigned to them, respectively, by 15 USC §7006, as it may be amended from time to time. Headings are for convenience of reference only and shall not affect the construction of, or be taken into consideration when interpreting, this Commitment Letter or the Fee Letter. This Commitment Letter and the Fee Letter shall be governed by, and construed in accordance with, the laws of the State of New York; provided that the governing law of the Merger Agreement, which is the Laws (as defined in the Merger Agreement) of the State of Delaware, shall govern in determining (i) the interpretation of a “Material Adverse Effect” (as defined in the Merger Agreement) and whether a “Material Adverse Effect” has occurred, (ii) the making and accuracy of any Merger Agreement Representation and whether as a result of any inaccuracy thereof you or your applicable affiliate have the right or would have the right (taking into account any applicable notice and cure provisions) to terminate your or its obligations (or to refuse to consummate the Merger) under the Merger Agreement and (iii) whether the Merger has been consummated in accordance with the terms of the Merger Agreement (in each case, without regard to the principles of conflicts of laws thereof, to the extent that the same are not mandatorily applicable by statute and would require or permit the application of the law of another jurisdiction). EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS COMMITMENT LETTER, THE FEE LETTER, THE ORIGINAL COMMITMENT LETTER, THE ORIGINAL FEE LETTER, THE TRANSACTIONS AND THE OTHER TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY OR THE ACTIONS OF THE COMMITMENT PARTIES IN THE NEGOTIATION, PERFORMANCE OR ENFORCEMENT HEREOF AND THEREOF. Each party hereto hereby irrevocably and unconditionally submits to the exclusive jurisdiction of any New York State court or Federal court of the United States of America sitting in the Borough of Manhattan in New York City in respect of any suit, action or proceeding arising out of or relating to the provisions of this Commitment Letter, the Fee Letter, the Original Commitment Letter, or the Original Fee Letter and, with respect to any other suit, action or proceeding between the Borrower or any of its affiliates and an Indemnified Person or Arranger-Related Person arising out of or relating to the Transactions, and irrevocably agrees that all claims in respect of

15 any such suit, action or proceeding may be heard and determined in any such court. The parties hereto agree that service of any process, summons, notice or document by registered mail addressed to you shall be effective service of process against you for any suit, action or proceeding relating to any such dispute. Each party hereto waives, to the fullest extent permitted by applicable law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceedings brought in any such court, and any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. A final judgment in any such suit, action or proceeding brought in any such court may be enforced in any other courts to whose jurisdiction you are or may be subject by suit upon judgment. This Commitment Letter, together with the Fee Letter, embodies the entire agreement and understanding among the parties hereto and your affiliates with respect to the Bridge Facility and supersedes all prior agreements and understandings relating to the subject matter hereof. No party has been authorized by the Commitment Parties to make any oral or written statements that are inconsistent with this Commitment Letter. Neither this Commitment Letter (including the attachments hereto) nor the Fee Letter may be amended or any term or provision hereof or thereof waived or modified except by an instrument in writing signed by you and us. Each of the parties hereto agrees that this Commitment Letter is a binding and enforceable agreement (subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization and other similar laws relating to or affecting creditors’ rights generally and general principles of equity) with respect to the subject matter contained herein, including an agreement to negotiate in good faith the Credit Documentation by the parties hereto in a manner consistent with this Commitment Letter, it being acknowledged and agreed that the effectiveness of the Credit Documentation and the availability of, and full funding of, the Bridge Facility on the Closing Date in each case shall be subject solely to the satisfaction (or waiver by the Lead Arrangers) of the conditions precedent set forth in the Conditions Exhibit. This Commitment Letter may not be assigned (x) by you (except to a newly formed shell or holding company that is an affiliate wholly-owned directly or indirectly by Juno Parent to effect the consummation of the Merger and is organized under the laws of the United States or any other jurisdiction reasonably agreed by the Lead Arrangers) without our prior written consent (and any purported assignment without such consent will be null and void) or (y) by any Commitment Party without your prior written consent (any purported assignment without such consent will be null and void). This Commitment Letter is intended to be solely for the benefit of the parties hereto and is not intended to confer any benefits upon, or create any rights in favor of, any person other than the parties hereto (and the Indemnified Persons and Arranger-Related Persons). In the event that you determine, in your sole discretion, that you may consummate the Transactions for any reason with a lesser amount of commitments or indebtedness, then you may reduce the Initial Lenders’ commitments (on a pro rata basis among the Initial Lenders) with respect to the Bridge Facility. We may employ the services of our respective affiliates in providing certain services hereunder and, in connection with the provision of such services, may exchange with such respective affiliates information concerning you and the other companies that may be the subject of the transactions contemplated by this Commitment Letter, and, to the extent so employed, such respective affiliates shall be entitled to the benefits, and be subject to the obligations, of us hereunder. We shall be responsible for our respective affiliates’ failure to comply with such obligations under this Commitment Letter, and, for the avoidance of doubt, no Initial Lender shall be relieved of its obligations with respect to the commitments in respect of the Bridge Facility in connection with the employment of the services of any such affiliates.

16 Please indicate your acceptance of the terms hereof and of the Fee Letter by returning to us (or our counsel) executed counterparts of this Commitment Letter and the Fee Letter, not later than 11:59 p.m. (New York City time) on April 30, 2025, whereupon the undertakings of the parties with respect to the Bridge Facility shall become effective to the extent and in the manner provided hereby. This offer shall terminate with respect to the Bridge Facility if not so accepted by you at or prior to that time. Thereafter, all commitments and undertakings of the Commitment Parties hereunder (or under the Credit Documentation, as applicable) will expire at 11:59 p.m. (New York City time) on the date that is the earliest of (a) 5 Business Days (as defined in the Merger Agreement as in effect on the Original Signing Date) following the Termination Date (as defined in the Merger Agreement as in effect on the Original Signing Date, giving effect to any extension thereof thereunder (including pursuant to the first proviso in Section 7.1(b)(i) of the Merger Agreement)), (b) the Closing Date (after giving effect to the full funding of the Bridge Facility on such date), (c) the date that the Merger Agreement expires in accordance with its terms or your or your applicable subsidiary’s obligations to consummate the Merger under the Merger Agreement terminate in accordance with its terms and, in each case, you notify us in writing of the same, provided that you agree to provide prompt notice of the same and a public statement announcing the same shall constitute notice or you inform us in writing that you have abandoned your pursuit of the Merger and (d) the date set forth in a written notice from the Borrower to the Commitment Parties of its election to terminate all commitments under the Bridge Facility in full (the earliest such date, the “Termination Date”); provided that the termination of any commitment pursuant to this sentence does not, subject to the other provisions of this Commitment Letter, prejudice the rights and remedies of any party hereto in respect of any prior breach or repudiation of this Commitment Letter. [The remainder of this page intentionally left blank.]

[Project Montana – Amended and Restated Commitment Letter Signature Page] We are pleased to have the opportunity to work with you in connection with this important financing. Very truly yours, BANK OF AMERICA, N.A. By: Name: Elizabeth Gretz Title: Director

[Project Montana – Amended and Restated Commitment Letter Signature Page] JEFFERIES FINANCE LLC By: Name: John Koehler Title: Managing Director

[Project Montana – Amended and Restated Commitment Letter Signature Page] TD SECURITIES (USA) LLC By: Name: Margarit Ivanov Title: Managing Director THE TORONTO-DOMINION BANK, NEW YORK BRANCH By: Name: Alexander Gordan Title: Authorized Signatory

[Project Montana – Amended and Restated Commitment Letter Signature Page] TRUIST BANK By: Name: Anika Kirs Title: Director TRUIST SECURITIES, INC. By: Name: Michael Chung Title: Managing Director

By: U.S. BANK NATIONAL ASSOCIATION 214 N Tryon Street, 26th Floor Charlotte, NC 28202 Title: Senior Vice President [Project Montana-Amended and Restated Commitment Letter Signature Page]

[Project Montana – Amended and Restated Commitment Letter Signature Page] Sumitomo Mitsui Banking Corporation By: Name: Jun Ashley Title: Director

[Project Montana – Amended and Restated Commitment Letter Signature Page] Accepted and agreed to as of the date first written above: JH NORTH AMERICA HOLDINGS INC. By: Name: Aaron Erter Title: President

A-1 EXHIBIT A SUMMARY OF TERMS AND CONDITIONS BRIDGE FACILITY1 Borrower: JH North America Holdings Inc., a Delaware corporation (the “Borrower”). Guarantors: Each of (i) James Hardie International Group Limited, a Irish private limited company (“Juno Holdings”), (ii) James Hardie International Finance Designated Activity Company, a designated activity company duly incorporated under the laws of Ireland (company no. 471702) (“JH Irish Borrower”), (iii) James Hardie Building Products Inc., a Nevada corporation, and (iv) James Hardie Technology Limited, a Bermuda company (the “Guarantors” and, together with the Borrower, the “Loan Parties”). Transactions: One or more wholly-owned subsidiaries of James Hardie Industries plc, an Irish public limited company (“Juno Parent”) intends to merge with and into The AZEK Company Inc., a Delaware corporation (the “Target”), with the Target surviving (the “Merger”), pursuant to that certain Agreement and Plan of Merger, dated as of the Original Signing Date (as amended, restated, supplemented or otherwise modified from time to time, and together with all exhibits, schedules and disclosure letters thereto, the “Merger Agreement”), by and among Juno Parent, Juno Merger Sub Inc., a Delaware corporation and a direct or indirect wholly-owned subsidiary of the Borrower (“Merger Sub”), and the Target. In connection with the Merger, Juno Parent intends to cause (a) the issuance of senior secured or senior unsecured notes through a public offering or in a private placement (the “Senior Notes”), and/or entry into one or more Bank Financings, and/or to the extent the commitments therefor have not been reduced to zero prior to the Closing Date, borrow under a 364-day senior unsecured bridge term loan credit facility described below under the caption “Bridge Facility”, (b) the effectuation of the Target Refinancing (as defined in the Conditions Exhibit) and (c) the payment the fees and expenses incurred in connection with the foregoing (including the Merger) (the “Transaction Costs”). The transactions described in this paragraph are collectively referred to herein as the “Transactions”. Administrative Agent: Bank of America, N.A. (“Bank of America”) will act as sole and exclusive administrative agent for the Lenders (the “Administrative Agent”). 1 All capitalized terms used but not defined herein have the meanings given to them in the Commitment Letter to which this Exhibit A is attached, including Exhibit B thereto.

A-2 Joint Lead Arrangers: Each of Bank of America, N.A., Jefferies Finance LLC, HSBC Continental Europe, Wells Fargo Securities, LLC, PNC Capital Markets LLC, TD Securities (USA) LLC, Truist Securities, Inc., U.S. Bank National Association and Sumitomo Mitsui Banking Corporation. Joint Bookrunning Managers: Each of Bank of America, N.A., Jefferies Finance LLC, HSBC Continental Europe and Wells Fargo Securities, LLC (in such capacities, together with the Joint Lead Arrangers identified above in such capacities, the “Lead Arrangers”). Co-Syndication Agents: Each of Jefferies Finance LLC, HSBC Continental Europe, Wells Fargo Bank, National Association, PNC Bank, National Association, The Toronto-Dominion Bank, New York Branch, Truist Bank, U.S. Bank National Association, and Sumitomo Mitsui Banking Corporation Lenders: Bank of America, N.A., Jefferies Finance LLC, HSBC Continental Europe, Wells Fargo Bank, National Association, PNC Bank, National Association, The Toronto-Dominion Bank, New York Branch, Truist Bank, U.S. Bank National Association, and Sumitomo Mitsui Banking Corporation. Bridge Facility: A 364-day senior unsecured bridge term loan credit facility in an aggregate principal amount in U.S. dollars of $4.3 billion (the “Bridge Facility”). Purpose: The proceeds of the Bridge Facility shall be used by the Borrower (i) to pay all or a portion of the Merger Cash Consideration (as defined in the Conditions Exhibit), (ii) to effect all or a portion of the Target Refinancing, and (iii) to pay all or a portion of the Transaction Costs. Availability: The Bridge Facility will be available to be drawn in one borrowing on the Closing Date. Amounts borrowed under the Bridge Facility that are repaid or prepaid may not be reborrowed. Interest Rates and Fees: As set forth in Annex I hereto. Calculation of Interest and Fees: Other than calculations in respect of interest at the Base Rate (as defined on Annex I hereto) (which shall be made on the basis of actual number of days elapsed in a 365/366 day year), all calculations of interest and fees shall be made on the basis of actual number of days elapsed in a 360-day year. Documentation Principles: The Credit Documentation will be negotiated in good faith and will be consistent with this Term Sheet and, except as otherwise agreed, subject to the foregoing and substantially similar to, and based on, that certain Credit and Guaranty Agreement, dated as of October 27, 2023, among JH Irish Borrower, Juno Holdings, Juno Parent, the other subsidiary co-borrowers and guarantors party thereto, the lenders party thereto, and Bank of America, N.A., as administrative agent (as

A-3 subsequently amended or otherwise modified and as in effect on the Original Signing Date, the “Term Loan Credit Agreement”), subject to the immediately succeeding paragraph. For purposes hereof, the term “substantially similar to the Term Loan Credit Agreement” and words of similar import means substantially the same as the Term Loan Credit Agreement as in effect on the Original Signing Date with modifications (a) to reflect the provisions of the Commitment Letter and shall be subject to the Certain Funds Provision, and (b) in relation to any matter which is not or only partially dealt with in the Commitment Letter, provisions which are substantially consistent with (but in any event shall be no more restrictive than) the corresponding provisions of the Term Loan Credit Agreement (taking account of and being modified fully as appropriate to reflect the terms set forth in the Commitment Letter and the Fee Letter) with changes to reflect the technical aspects of the Bridge Facility and operational, administrative and mechanical requirements reasonably requested by the Administrative Agent, and in any event, will contain only those conditions to borrowing, prepayments, representations and warranties, covenants and events of default expressly set forth in this Term Sheet and the Conditions Exhibit, as applicable; provided that such documentation shall give due regard to the operational requirements, size, industries, businesses and business practices of Juno Parent and its subsidiaries (including the Borrower) (after giving effect to the Transactions), and will contain basket amounts and thresholds no less favorable to Juno Parent and its subsidiaries than the corresponding amounts set forth in the Term Loan Credit Agreement. Notwithstanding the foregoing, (x) Juno Parent shall not be party to the Credit Documentation and (y) the effectiveness of the Credit Documentation and the availability of, and full funding of, the Bridge Facility on the Closing Date, in each case, shall not be subject to any conditions on the Closing Date other than the conditions precedent expressly set forth in the Conditions Exhibit. The foregoing provisions, collectively, the “Documentation Principles.” All standards, qualifications, thresholds, exceptions, “baskets” and grace and cure periods in the Credit Documentation to be consistent with the Documentation Principles. Cost and Yield Protection: Consistent with the Documentation Principles, substantially similar to the Term Loan Credit Agreement. Maturity: The Bridge Facility will mature on the date that is 364 days after the Closing Date (the “Maturity Date”). Scheduled Amortization: None. Mandatory Prepayments and Commitment

A-4 Reductions: On or prior to the Closing Date, the aggregate commitments in respect of the Bridge Facility under the Commitment Letter or under the Credit Documentation (as applicable) shall be permanently reduced, and after the Closing Date, the aggregate loans under the Bridge Facility shall be prepaid, in each case, dollar-for-dollar, by the following amounts, within 10 business days of receipt of such amount in the case of any such prepayment and immediately upon receipt of such amounts in the case of a commitment reduction: (a) 100% of the Net Cash Proceeds (to be defined in a manner consistent with the definition in the Term Loan Credit Agreement) actually received by any Loan Party or any of its subsidiaries after the Original Signing Date from all material casualty events and non- ordinary course asset sales or other non-ordinary course dispositions of property (including Net Cash Proceeds from the sale of equity interests of any subsidiary of the Borrower), with exceptions for (i) Permitted Transfers (to be defined in a manner consistent with the definition in the Term Loan Credit Agreement), (ii) sales or other dispositions the Net Cash Proceeds of which individually (in any single transaction or series of related transactions) do not exceed $50,000,000, and (iii) certain other dispositions to be set forth on a schedule to the Credit Documentation, in the case of clauses (i) through (iii), to the extent that such Net Cash Proceeds are not reinvested (or committed to be reinvested pursuant to a binding agreement) in like assets within 6 months following receipt thereof (and if so committed, actually so reinvested within 6 months thereafter); provided that, if, under the Term Loan Credit Agreement (including any refinancing, renewal, extension, modification or replacement (in whole or in part) thereof), the period for the reinvestment of Net Cash Proceeds of material casualty events and non-ordinary course asset sales or other non- ordinary course dispositions of property is proscribed to be 9 months or longer, the reinvestment period under this clause (a) will be set at 9 months (along with an additional 9 months for commitments for investments within such initial 9 month period); (b) 100% of the Net Cash Proceeds actually received by any Loan Party or any of its subsidiaries after the Original Signing Date from any incurrence of debt for borrowed money (including, without limitation, any Senior Notes (or any debt securities issued in lieu of the Senior Notes) and any Bank Financing) by such Loan Party or any of its subsidiaries, other than Excluded Debt. For purposes hereof, “Excluded Debt” shall mean (i) any intercompany debt of a Loan Party or any of its subsidiaries, (ii) any debt of a Loan Party or any of its subsidiaries incurred under (x) that certain Credit and Guaranty Agreement, dated as of December 21, 2021, among JH Irish Borrower, Juno Parent, Juno Holdings, the other subsidiary co-borrowers and guarantors party thereto, the lenders and issuing banks party thereto, and HSBC Bank USA, National Association, as administrative agent (as subsequently amended or otherwise modified and as in effect on the Original Signing Date, the “Revolving Credit Agreement”), and any

A-5 other revolving credit facility or (y) any other borrowings under working capital, overdraft or other revolving facilities, in the case of this clause (y), other than any debt or borrowings used or intended to be used to finance the Transactions, (iii) debt facilities relating to customer loan programs, (iv) any commercial paper issuances, (v) factoring arrangements, capital leases, financial leases, hedging and cash management arrangements, repurchase agreements and reverse repurchase agreements, including the renewal, replacement, increase, extension or refinancing of each of the foregoing, (vi) purchase money and equipment financings and similar obligations, including the renewal, replacement, increase, extension or refinancing of each of the foregoing, (vii) any debt assumed or acquired in connection with the Merger other than the debt to be subject to the Target Refinancing, (viii) any other debt not used or intended to be used to finance the Transactions, in an aggregate principal amount of up to $50,000,000, (ix) other debt to be mutually agreed and (x) any debt incurred to refinance, replace, repay, redeem, or extend the foregoing (other than clause (vii) above) or the Term Loan Credit Agreement, in each case, that does not increase the aggregate committed or principal amount thereof (plus unpaid accrued interest and premium (including tender premiums) thereon and underwriting discounts, defeasance costs, fees, commissions and expenses); provided that in the case of a refinancing or replacement of the Revolving Credit Agreement, any other revolving credit facility, the Term Loan Credit Agreement, or any commercial paper, such refinancing or replacement is funded with substantially similar debt obligations; and (c) 100% of the Net Cash Proceeds actually received by any Loan Party or any of its subsidiaries from any Equity Issuance (to be defined in a manner consistent with the definition in the Term Loan Credit Agreement, except that “Equity Issuance” shall include any issuance by other members of the Consolidated Group (to be defined in a manner consistent with the definition in the Term Loan Credit Agreement) in addition to any issuance by a Loan Party or any Subsidiary) other than any Equity Issuance to the extent the Net Cash Proceeds thereof are applied to fund an increase in the Merger Cash Consideration that is permitted by paragraph (i) of the Conditions Exhibit. In addition, the commitments in respect of the Bridge Facility under the Commitment Letter or under the Credit Documentation (as applicable) shall terminate on the earliest of (a) the date that is 5 business days after the Termination Date (as defined in the Merger Agreement as in effect on the Original Signing Date, giving effect to any extension thereof thereunder (including pursuant to the first proviso in Section 7.1(b)(i) of the Merger Agreement)), (b) the date of the closing of the Merger (after giving effect to the full funding of the Bridge Facility on such date), (c) the date that the Merger Agreement expires in accordance with its terms or the Borrower or the Borrower’s applicable subsidiary’s obligations to consummate the Merger under the Merger Agreement terminate in accordance with its terms and, in each case,

A-6 Borrower notifies Agent in writing of the same, provided that Borrower agrees to provide prompt notice of the same and a public statement announcing the same shall constitute notice or Borrower informs Agent in writing that Borrower has abandoned Borrower’s pursuit of the Merger and (d) the date set forth in a written notice from the Borrower to the Commitment Parties of its election to terminate all commitments under the Bridge Facility in full. The Borrower shall provide the Administrative Agent with prompt written notice of any mandatory prepayment or commitment reduction required by this section. In addition, no later than the date that is 90 days after the occurrence of a “Change of Control” (to be defined in a manner consistent with the definition in the Term Loan Credit Agreement), the aggregate commitments in respect of the Bridge Facility under the Commitment Letter or under the Credit Documentation (as applicable) shall be permanently reduced to zero, and , if any loans are outstanding under the Bridge Facility on such 90th day, the Borrower shall prepay aggregate outstanding loans under the Bridge Facility in full. Optional Prepayments and Commitment Reductions: The Bridge Facility may be prepaid at any time in whole or in part without premium or penalty, upon written notice, at the option of the Borrower. Subject to Documentation Principles, any prepayment of Term SOFR advances other than at the end of the applicable interest periods therefor shall be subject to funding indemnification provisions consistent with the Term Loan Credit Agreement. The commitment under the Bridge Facility may be reduced permanently or terminated by the Borrower at any time without premium or penalty. Conditions Precedent to effectiveness of the Credit Documentation and the Borrowing on the Closing Date: The effectiveness of the Credit Documentation and the availability of, and full funding of, the Bridge Facility on the Closing Date in each case shall be subject solely to the conditions precedent expressly set forth in the Conditions Exhibit. Representations and Warranties: Subject to Documentation Principles and Certain Funds Provision, substantially similar to those contained in the Term Loan Credit Agreement, with additional exceptions, qualifications and modifications, if any, to be agreed, and in any event limited to the following (applicable to the Loan Parties and their respective subsidiaries): (i) corporate existence, power and authority; (ii) due authorization, execution, delivery and enforceability; (iii) no conflict with charter documents and material debt, (iv) no governmental consent, other consents; (v) financial statements of Juno Parent and its

A-7 consolidated subsidiaries; (vi) no Material Adverse Effect; (vii) litigation; (viii) accuracy of information; (xi) Regulation U; (x) environmental matters; (xi) Investment Company Act; (xii) no default; (xiii) compliance with laws; (xiv) anti-corruption laws and sanctions; (xv) parent holding company status; (xvi) beneficial ownership certifications; (xvii) ERISA Compliance; (xviii) bail-in and QFC matters; (xix) Irish Guarantor matters and (xx) consolidated Closing Date solvency of Juno Parent and its consolidated subsidiaries (to be defined and determined in a manner consistent with the manner in which solvency is defined and determined in the solvency certificate in the form set forth in Exhibit C). “Material Adverse Effect” shall mean (i) a material adverse effect on the business, properties, liabilities (actual or contingent), or financial condition of Juno Parent and its subsidiaries taken as a whole, (ii) a material impairment of the ability of the Borrower or any Guarantor to perform its obligations under the Credit Documentation to which it is a party, or (iii) a material adverse effect on the legality, validity, binding effect or enforceability against the Borrower or any Guarantor of the Credit Documentation to which it is a party. Covenants: Subject to Documentation Principles, substantially similar to those contained in the Term Loan Credit Agreement, with exceptions, qualifications and modifications, if any, to be agreed, and in any event limited to the following (applicable to the Loan Parties and their respective subsidiaries): (a) Affirmative Covenants: (i) financial reporting of Juno Parent and its consolidated subsidiaries; (ii) use of proceeds; (iii) notice of default, notice of certain material events; (iv) corporate existence; maintenance of property, books and records; (v) payment of taxes and other material obligations; (vi) insurance; (vii) compliance with laws; (viii) inspection rights; (ix) additional guarantors, (x) continued listing of Juno Parent’s common stock, and (xi) anti-corruption laws and sanctions. (b) Negative Covenants: (i) liens, which liens covenant shall provide that, at any time when loans are outstanding under the Bridge Facility, if any other material indebtedness for borrowed money of any Loan Party is secured by liens on collateral, the Bridge Facility shall be secured by equal and ratable liens on such collateral; (ii) investments; (iii) indebtedness; (iv) fundamental changes; (v) dispositions; (vi) dividends and other distributions on account of equity; (vii) changes in nature of business (except for Similar Business (as defined below)); (viii) transactions with affiliates, (ix) burdensome agreements, (x) use of proceeds, and (xi) passive holding company covenant (including with respect to ownership of subsidiaries consistent with the manner

A-8 proscribed in Section 7.15(d) of the Term Loan Credit Agreement). “Similar Business” means (a) any industry, business, service or other activity engaged in or proposed to be engaged in by Juno Parent or any of its subsidiaries on the Closing Date, and any industry, business, service or other activity that is reasonably similar, ancillary, complementary or related to, synergistic with, or a reasonable extension, development or expansion of, the industries, businesses, services or other activities in which Juno Parent or any of its subsidiaries is engaged on the Closing Date, in the case of each of the foregoing, as determined in the good faith judgment by the Juno Parent, (b) any industry, business, service or other activity that, in the good faith judgment of Juno Parent, constitutes a reasonable diversification of one or more industries in which Juno Parent or any of its subsidiaries is engaged, or of any businesses, services or other activities conducted by the Parent or any of its subsidiaries, including, but not limited to, any industry, business, service or other activity engaged in by any entity within or ancillary to the horizontal or vertical supply chains of Juno Parent or any of its subsidiaries (or any of branch or division thereof), and (c) such other industries, businesses, services or other activities to which the Administrative Agent may consent (such consent not to be unreasonably withheld, conditioned or delayed). (c) Financial Covenants (subject to Documentation Principles, with definitions substantially similar to those in the Term Loan Credit Agreement) as follows:  Consolidated Interest Coverage Ratio (to be defined in a manner consistent with the definition in the Term Loan Credit Agreement) as of the last day of any fiscal quarter of the Consolidated Group shall not be less than 3.25:1.00 (subject to a 0.25 step-down if the obligations under the Bridge Facility become secured); and  Consolidated Net Leverage Ratio (to be defined in a manner consistent with the definition in the Term Loan Credit Agreement) as of the last day of any fiscal quarter of the Consolidated Group shall not be greater than 4.00:1.00 (subject to a 0.25 step-up if the obligations under the Bridge Facility become secured). Events of Default: Subject to Documentation Principles, substantially similar to those contained in the Term Loan Credit Agreement, with exceptions, qualifications and modifications, if any, to be agreed, and in any event limited to the following (applicable to the Loan Parties and their

A-9 respective subsidiaries): (i) default in payment of principal, subject to one business day’s grace, or default in payment of interest or other amounts, subject to five days’ grace; (ii) incorrectness of representations and warranties in any material respect; (iii) breach of covenant to deliver notice of default, breach of corporate existence covenant (solely with respect to the Borrower and Juno Holdings), use of proceeds covenant and any negative covenant; (iv) as set forth in the Term Loan Credit Agreement, breach of other covenants with thirty day grace periods; (vi) cross default to any other agreement governing indebtedness having an aggregate principal amount (excluding the Bridge Facility, intercompany debt, debt under swap agreements, but including undrawn committed or available amounts and amounts owing to all creditors under any combined or syndicated credit arrangement) of more than $100 million (a) for any payment default thereunder beyond any applicable grace periods (whether or not resulting in acceleration) and (b) for any non-payment default thereunder resulting in acceleration; (vii) voluntary or involuntary bankruptcy and insolvency events; (viii) certain ERISA violations or events; (ix) default in respect of any judgments or orders in an aggregate amount (as to all judgments and orders) of $100 million; (x) actual or asserted invalidity of any of the Credit Documentation; and (xi) voluntary agreement by Juno Parent to amend the AFFA (as defined in the Term Loan Credit Agreement) with the primary effect of increasing the mandatory annual funding obligations of the Performing Subsidiary (as defined in the AFFA). Assignments and Participations: Subject to Documentation Principles, substantially similar to the Term Loan Credit Agreement (subject, in the case of assignments prior to the Closing Date, to the provisions of the Commitment Letter (which shall apply to all Lenders), and provided that in no event will any assignment or participation be permitted to Disqualified Lenders. Waivers and Amendments: Subject to Documentation Principles, substantially similar to the Term Loan Credit Agreement. Indemnification: Subject to Documentation Principles, substantially similar to the Term Loan Credit Agreement, but having the scope and subject to qualifications and exceptions consistent with those provided in the Commitment Letter. Governing Law: State of New York. Expenses: Subject to Documentation Principles, substantially similar to the Term Loan Credit Agreement. Counsel to the Administrative Agent: Cahill Gordon & Reindel LLP.

A-I-1 ANNEX I TO EXHIBIT A Interest Rates: At the Borrower’s option, any loan under the Bridge Facility that is made to it will bear interest at a rate equal to the Term SOFR Rate plus 1.75% or the Base Rate plus 0.75%; plus, in each case, from and after the date that is (i) 90 days after the Closing Date, an additional 0.25% per annum, (ii) 180 days after the Closing Date, an additional 0.25% per annum, (iii) 270 days after the Closing Date, an additional 0.25% per annum and (iv) 360 days after the Closing Date, an additional 0.25% per annum. “Term SOFR” and “Base Rate” will have customary meanings substantially similar to those in other credit agreements administered by the Administrative Agent, but without regard to any Term SOFR adjustment. Term SOFR will have a 0% “floor”. The Borrower may select interest periods of 1, 3 or 6 months for Term SOFR loans, subject to availability. Interest shall be payable at the end of the selected interest period, but no less frequently than quarterly for such loans. Default Interest: Automatically upon the occurrence and during the continuance of any bankruptcy event or at the election of the Required Lenders, upon the occurrence and during the continuance of any other Event of Default, (i) all amounts due and payable with respect to Term SOFR loans shall bear interest at a rate per annum of 2% in excess of the rate then applicable to such Term SOFR loans until the end of the applicable interest period and thereafter at a rate equal to 2% in excess of the rate then applicable to Base Rate loans and (ii) all amounts due and payable with respect to Base Rate loans and all other obligations arising under the Facility shall bear interest at a rate per annum equal to 2% in excess of the rate then applicable to Base Rate loans.

B-1 EXHIBIT B CONDITIONS PRECEDENT TO CLOSING BRIDGE FACILITY2 Subject to the Certain Funds Provision and the Documentation Principles in all respects, the effectiveness of the Credit Documentation and the availability of, and full funding of, the Bridge Facility on the Closing Date in each case shall be subject solely to the satisfaction (or waiver by the Lead Arrangers) of the following conditions precedent: (i) The Merger shall be consummated substantially concurrently with the initial borrowing under the Bridge Facility in all material respects accordance with the Merger Agreement as in effect on the Original Signing Date and after giving effect to any modifications, amendments, supplements, consents or waivers thereto, other than those modifications, amendments, supplements, consents or waivers by you or your affiliates that are materially adverse to the Initial Lenders or the Lead Arrangers (in their capacities as such) without the Lead Arrangers’ prior written consent (such consent not to be unreasonably conditioned, delayed or withheld), it being understood and agreed that any modification, amendment, supplement, consent or waiver to the Merger Agreement resulting in (i) any increase in the Closing Date cash consideration paid to effectuate the Merger (the “Merger Cash Consideration”) shall be deemed to be not materially adverse to the Initial Lenders and the Lead Arrangers so long as such increase is (x) not financed in whole or in part with the proceeds of any additional indebtedness (other than amounts available to be drawn on the Closing Date from the Bridge Facility, the Revolving Credit Agreement or any other revolving credit facility) and (y) less than or equal to 10% of the Closing Date Merger Cash Consideration, or (ii) any decrease in the aggregate Closing Date consideration required to effectuate the Merger shall be deemed to be not materially adverse to the Initial Lenders and the Lead Arrangers so long as such decrease is less than or equal to 10% of the aggregate Closing Date consideration; provided, further, that it is agreed and understood that (x) no working capital or similar adjustment provisions set forth in the Merger Agreement as in effect on the Original Signing Date shall constitute a decrease or increase in purchase price (or otherwise constitute a waiver, amendment or modification to the Merger Agreement), for purposes of this paragraph (i), (y) no ratable reduction of the Bridge Facility in connection with any decrease in aggregate Closing Date consideration required to effectuate the Merger shall constitute a decrease for purposes of this paragraph (i) and (z) no change or other fluctuation in the stock price of Juno Parent’s or the Target’s publicly listed equity shall constitute a decrease or increase in purchase price (or otherwise constitute a waiver, amendment or modification to the Merger Agreement), for purposes of this paragraph (i). The Lead Arrangers shall be deemed to have consented to any such modification, amendment, consent or waiver unless they shall object thereto in writing (including via email) within 3 Business Days (as defined in the Merger Agreement as in effect on the Original Signing Date) of receipt of written notice of such modification, amendment, consent or waiver. (ii) The Lead Arrangers shall have received (a) (i) audited consolidated balance sheets of Juno Parent and related statements of operations and comprehensive income, cash flows, and changes in shareholders’ equity for (x) each of the fiscal years ended March 31, 2 All capitalized terms used but not defined herein have the meanings given to them in the Commitment Letter to which this Exhibit B is attached, including Exhibit A thereto.

B-2 2022, March 31, 2023 and March 31, 2024, and (y) any subsequent fiscal year of Juno Parent ended at least 90 days prior to the Closing Date and (ii) solely to the extent provided to the Borrower pursuant to the terms of the Merger Agreement or otherwise included in the Target’s public filing with the SEC of any required audited financial statements on Form 10- K, an audited consolidated balance sheet of the Target and related audited consolidated statements of comprehensive income, cash flows and stockholders’ equity for (x) each of the fiscal years ended September 30, 2022, September 30, 2023 and September 30, 2024, and (y) any subsequent fiscal year of the Target ended at least 90 days prior to the Closing Date and (b) (i) an unaudited condensed consolidated balance sheet of Juno Parent and related unaudited condensed consolidated statements of operations and comprehensive income, cash flows, and changes in shareholders’ equity for each fiscal quarter (other than the last fiscal quarter of Juno Parent’s fiscal year) ended subsequent to the most recent fiscal year of Juno Parent for which financial statements were provided to the Lead Arrangers pursuant to clause (a)(i) of this paragraph (ii) and at least 60 days prior to the Closing Date and (ii) solely to the extent provided to the Borrower pursuant to the terms of the Merger Agreement or otherwise included in the Target’s public filing with the SEC of any required unaudited financial statements on Form 10-Q, an unaudited condensed consolidated balance sheet of the Target and the related unaudited condensed consolidated statements of comprehensive income, cash flows and stockholders’ equity for each fiscal quarter (other than the last fiscal quarter of Target’s fiscal year) subsequent to the most recent fiscal year of the Target for which financial statements were provided to the Lead Arrangers pursuant to clause (a)(ii) of this paragraph (ii) and ended at least 60 days prior to the Closing Date. The filing on Form 20-F or Form 10-K, as applicable, of any required audited financial statements with respect to Juno Parent or the Target, as applicable, or the furnishing on Form 6-K or filing on Form 10-Q, as applicable, of any required unaudited financial statements with respect to Juno Parent or the Target, as applicable, in each case, will satisfy the requirements under clauses (a) or (b), as applicable, of this paragraph (ii). The Lead Arrangers acknowledge receipt of the financial statements described in clauses (a)(i)(x) and (a)(ii)(x) in the first sentence of this paragraph (ii). (iii) (A) The Administrative Agent shall have received the following (the “Closing Deliverables”): customary legal opinions, corporate organizational documents of the Borrower and the Guarantors, a good standing certificate (to the extent applicable) in the jurisdiction of organization of the Borrower and each Guarantor, resolutions of the appropriate governing body with respect to the Borrower and each Guarantor, a customary closing certificate with respect to the Borrower and an appropriate borrowing notice (provided that such notices and certifications shall not include any representation or statement as to absence (or existence) of any default or event of default or a bring down of representations and warranties (except as contemplated by paragraph (iii)(C) below) and (B) the Administrative Agent shall have received from the Borrower and each Guarantor a signature page to the credit agreement in respect of the Bridge Facility, which credit agreement shall be consistent with the Commitment Letter and the Term Sheet, and (C) the Merger Agreement Representations and the Specified Representations shall be true and correct in all material respects on the Closing Date (unless, in the case of the Specified Representations, such Specified Representations relate to an earlier date, in which case, such Specified Representations shall have been true and correct in all material respects as of such earlier date). (iv) Substantially concurrently with the funding of the Bridge Facility on the Closing Date, the Lead Arrangers, the Administrative Agent and the Lenders shall receive all fees and expenses required to be paid on or prior to the Closing Date pursuant to the Fee

B-3 Letter and invoiced to the Borrower at least three Business Days (as defined in the Merger Agreement) prior to the Closing Date (which amounts may, at the Borrower’s election, be offset against the proceeds funded under the Bridge Facility on the Closing Date). (v) The Lead Arrangers shall have received, at least three business days prior to the Closing Date, all documentation and other information about the Borrower and the Guarantors required by regulatory authorities in order to comply with applicable “know your customer” and anti-money laundering rules and regulations, including, without limitation, the PATRIOT Act and the Beneficial Ownership Regulation, in each case, that has been reasonably requested in writing by the Lead Arrangers at least ten business days prior to the Closing Date. (vi) The Administrative Agent shall have received a solvency certificate from the chief financial officer of the Borrower in substantially the form of Exhibit C hereto. (vii) Since the Original Signing Date, there has not been a Material Adverse Effect (as defined in the Merger Agreement) on the Target. (viii) Substantially concurrently with the funding of the Bridge Facility on the Closing Date, all existing indebtedness under the Existing Company Credit Agreement (as defined in the Merger Agreement) (other than obligations in respect of Specified Hedge Agreements, Cash Management Obligations (in each case, as defined in the Existing Company Credit Agreement) and contingent indemnification and reimbursement obligations that are not yet due and payable and for which no claim has been asserted, the “Surviving Obligations”) will be repaid (or, in the case of letters of credit, replaced, cash collateralized, otherwise collateralized with “back to back” letters of credit, or otherwise addressed in a manner acceptable to the applicable letter of credit issuer), all commitments and obligations in respect thereof (other than any Surviving Obligations) will be terminated, and all liens and guarantees in respect of the foregoing will be released (the “Target Refinancing”).

Exhibit C C-1 Form of Solvency Certificate [DATE] This Solvency Certificate (“Certificate”) of [_________] (“the Borrower”), and its Subsidiaries is delivered pursuant to Section [__] of the $[_________] Senior Unsecured Bridge Term Loan Credit Agreement, dated as of [_________] (the “Credit Agreement”), by and among the Borrower, the Lenders from time to time party thereto and [●], as administrative agent. Unless otherwise defined herein, capitalized terms used in this Certificate shall have the meanings set forth in the Credit Agreement. I, [_____], the duly elected, qualified and acting [Chief Financial Officer] of Juno Parent and its Subsidiaries, DO HEREBY CERTIFY that I have reviewed the Credit Agreement and the other Loan Documents referred to therein and have made such investigation as I have deemed necessary to enable me to express a reasonably informed opinion as to the matters referred to herein. I HEREBY FURTHER CERTIFY, in my capacity as [Chief Financial Officer] and not in my individual capacity, that as of the date hereof, immediately after giving effect to the Transactions: 1. The fair value of the assets of Juno Parent and its Subsidiaries, on a consolidated basis, at a fair valuation on a going concern basis, exceeds, on a consolidated basis, their debts and liabilities, subordinated, contingent or otherwise. 2. The present fair saleable value of the property of Juno Parent and its Subsidiaries, on a consolidated and going concern basis, is greater than the amount that will be required to pay the probable liability, on a consolidated basis, of their debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured in the ordinary course of business. 3. Juno Parent and its Subsidiaries, on a consolidated basis, are able to pay their debts and liabilities, subordinated, contingent or otherwise, as such liabilities become absolute and matured in the ordinary course of business. 4. Juno Parent and its Subsidiaries are not engaged in businesses, and are not about to engage in businesses for which they have unreasonably small capital, on a consolidated basis. For purposes of this Certificate, the amount of any contingent liability at any time shall be computed as the amount that, in light of all the facts and circumstances existing as of the date hereof, would reasonably be expected to become an actual and matured liability. For the purpose of the foregoing, I have assumed there is no default under the Credit Agreement on the date hereof and will be no default under the Credit Agreement after giving effect to the funding under the Credit Agreement. [Remainder of page intentionally left blank] * * *

C-2 IN WITNESS WHEREOF, Borrower has caused this certificate to be executed on its behalf by its Chief Financial Officer as of the date first written above. [ ] By: Name: Title: Chief Financial Officer